FOR IMMEDIATE RELEASE

NEWS RELEASE

Nord Resources Corporation
1 W. Wetmore Road, Suite 203
Tucson, Arizona 85705
Tel: (520) 292-0266 Fax: (520) 292-0268

Nord Resources Corporation Updates Status of Johnson Camp Mine Reactivation

TUCSON, Arizona, December 28, 2007 - Nord Resources Corporation (“Nord” or the “Company”) (Other OTC: NRDS.PK - News) is pleased to report the progress of the reactivation of the Johnson Camp Copper Mine in Arizona. The Company’s mine operating plan calls for residual leaching of the existing heaps and an active leach program of newly mined ore. The mine operating plan forecasts production of 25 million pounds of copper cathodes per annum with estimated copper cathode production of approximately 12 million pounds for calendar year 2008. Residual leaching operations commenced in November 2007 with the addition of sulfuric acid to the existing heaps. Leach solution copper concentration is increasing to planned levels. Cathode production from residual leaching operations is now scheduled for January 2008 and planned copper production from new ore placed on the heaps is on schedule to commence in August 2008.

About Nord Resources

Nord Resources Corporation is in the business of exploring for developing and operating mineral properties. The Company’s primary asset is the Johnson Camp Mine located approximately 60 miles east of Tucson, Arizona. The reactivation of the Johnson Camp Mine commenced in June 2007.

For information contact:

Nord Resources Corporation
John Perry
(520) 292-0266
www.nordresources.com

Forward-Looking Statement Disclaimer

This press release includes certain statements that may be deemed "forward-looking statements”. All statements in this release, other than statements of historical facts, that address copper processing and mining activities of Nord are forward-looking statements. Forward-looking statements or information are subject to a variety of risks and uncertainties which could cause actual events or results to differ from those reflected in the forward-looking statements or information, including, without limitation, risks and uncertainties relating to: the market price of copper; general economic, market and business conditions; the Company's plans at its Johnson Camp property; the interpretation of drill results and the estimation of mineral reserves; the geology, grade and continuity of mineral deposits; the possibility that future exploration, development, mining results or metal recoveries will not be consistent with the Company's expectations; accidents, equipment breakdowns, title matters, labor disputes or other unanticipated difficulties with or interruptions in production and operations; the inherent uncertainty of production and cost estimates and the potential for unexpected costs and expenses; regulatory restrictions, including environmental regulatory restrictions and liabilities; and the loss of key employees. In addition, Nord’s business and operations are subject to the risks set forth in Nord’s most recent Form 10-KSB, Form 10-QSB and other SEC filings which are available through EDGAR at www.sec.gov. These are among the primary risks we foresee at the present time. Nord assumes no obligation to update the forward-looking statements.